                                                                   EXHIBIT 10.22

**This portion of the document has been omitted pursuant to a request for confidential treatment and this document, including the information, has been filed separately with such respect.

December 19, 1997                                     [INTERACTIVE TELESIS LOGO]



Maggie M. Agront
AT&T
100 Southgate Parkway
Morristown, NJ

TEL: 973/898-8921
FAX: 973/898-8176

RE:  TELECONFERENCE RECORDING AND REPLAY SERVICE

Dear Maggie:

I apologize for the delay in responding to your Nov. 20 memo in which you provided me with a draft of the agreement by which Interactive Telesis will provide recording and playback services to AT&T.

I provided a draft copy of Exhibit B (pricing schedule) to Rob Mayer and have just received his approval. Attached is the Exhibit B pricing schedule for inclusion in the agreement. I have not yet received a draft of Exhibit A (the description of services to be provided) from you and look forward to receiving same at your earliest convenience.

We commenced providing services approximately Nov. 15, and will be invoicing AT&T the first week in January for service provided in November and December. As such, it would be best for all concerned if we could expedite the finalization and execution of this agreement.

I do not have any comments or revisions on the form of draft agreement that you forwarded to me so that once the exhibits are finalized we should be in a position to execute the agreement.

I look forward to hearing from you shortly.

Yours very truly,




/s/ DONALD E. CAMERON
------------------------------
Donald E. Cameron
President



Enc.

cc: Rob Mayer

                                   EXHIBIT B

The following pricing is to be charged for services performed by Interactive Telesis Inc. pursuant to this Agreement.

                     Services                          Price
Teleconference recording and playback
        One time set-up fee                            $3500
        Recording                                      no charge
        Replay                                         **
        Editing                                        $10 per conference call
        Customized greetings                           $45
        Usage reports                                  no charge

Implementation of replay features
        Pause, reverse, fast forward                   $15 per conference call
        Fast-forward to location                       $25 per conference call
        Safe-harbor disclaimer option                  $15 per conference call

Fax-on-demand
        Set up per conference call                     $75 per conference call
        Fax usage                                      $0.40 per minute

Message capture/transcription
        Message capture option                         $75 per conference call
        Transcription (name, address, affiliation)     $0.80 per message
        Transcription (open-ended responses)           $1.65 per minute of
                                                       transcription
        Usage report                                   no charge

Internet replay
        Development fee                                $2500
        Replay (no time restriction)                   $350 per conference call
        Usage report                                   no charge

Specializing programming
        Specialized programming involving
        creation of new applications and
        enhancements to existing applications,
        including revisions to specialized report      $90 per hour

Broadcast fax
        Set-up fee                                     no charge
        Broadcast fax                                  $0.40 per minute
        Standard report                                no charge

------------
** Confidential treatment requested
   Please refer to the legend on the front page of this document.

FAX                                     DATE November 20, 1997

                                        Number of pages including cover sheet  8

TO:       Don Cameron                   FROM:     Maggie M. Agront
                                                  AT&T
                                                  100 Southgate Parkway
                                                  Morristown, NJ

PHONE                                   PHONE     201-898-8921

FAX PHONE 760-632-1790                  FAX PHONE 201-898-8176

CC:

REMARKS:  [ ] Urgent     [X] For your review  [X] Reply ASAP  [ ] Please Comment

Don:

Attached is a draft of the agreement for the audio teleconference services. The draft does not include Exhibits A (the specifications for the work to be performed) or Exhibit B (pricing). I am currently still working on Exhibit A and will need you to provide me the pricing information for Exhibit B.

I am sending you the attached so that you can review all the legal terms and conditions which will be included in the agreement and let me know if there are any concerns that you have.

Thank you,

Maggie Agront

                                     DRAFT

Interactive Telesis Inc.                          AT&T Corp.
535 Encinitas Blvd                                100 Southgate Parkway Rm. 3B28
Encinitas, CA 92024                               Morristown, NJ 07960
Attention: Mr. Don Cameron                        Attention: Maggie Agront


Subject to the terms and conditions stated in this Agreement and on the reverse side of page one of this Agreement, Interactive Telesis, Inc. agrees to perform the professional services described, hereinafter "Work", and AT&T Corp. ("Company") agrees to pay the charges stated. Whenever the terms "you", "your", "Supplier" or "Contractor" are used in this Agreement, the same shall mean Interactive Telesis Inc.

STATEMENT OF WORK

Commencing August 1, 1997 and ending on July 31, 1999, Contractor shall perform services under this agreement.

Contractor shall provide to Company recording and playback services for Company's Teleconference Services, as specified in Exhibit A, attached hereto and made a part hereof. Contractor shall complete such services within the time allowed in this Agreement and shall meet all interim deadlines, if any, specified in Exhibit A. Services not completed to Company's satisfaction shall be re-performed at no cost to Company.

COMPENSATION

Upon submission of accurate invoices by Contractor as required herein, Company, upon acceptance of the work hereunder, shall pay Contractor for the performance of this Agreement in accordance with the schedule contained in Exhibit B, attached hereto and made a part hereof. The Work shall be performed to the satisfaction of Company, and shall be in accordance with the highest professional standards commonly used in the Automated Call Processing industry, and with such standards or restrictions as may be lawfully imposed by governmental authority. Unless otherwise specifically provided in Exhibit B, the scheduled payments include the cost of all labor required to complete the services described in Exhibit A.

AUDIT

Contractor shall maintain accurate and complete records of all hours of direct labor employees engaged in Work for which payment under this Agreement is to be computed on the basis of actual time worked, at a fixed rate per unit of time and all other costs, if any, payable by Company under this Agreement. Such records shall be maintained in accordance with recognized commercial accounting practices so they may be readily audited and shall be held until costs have been finally determined under this Agreement and payment or final adjustment of payment as the case may be has been made. Contractor shall permit Company or

                              TERMS AND CONDITIONS

ASSIGNMENT AND SUBCONTRACTING - Supplier shall not assign any right or interest under this Agreement (excepting monies due or to become due) or designate or subcontract any Works or other obligation to ?? ?? or owed under this Agreement without prior written consent of Company. Any attempted assignment, delegation or subcontracting in contravention of the above provisions shall be void and ineffective. Any assignment of monies shall be void and ineffective to the extend that (1) Supplier shall not have given Company at least thirty (30) days prior written notice of such assignment or (2) such assignment attempts to ??? upon Company obligations to the assignee additional in the payment of such monies, or to ??? ??? from dealing solely and directly with Supplier in all matters pertaining to this Agreement including ?? ??? amendments or settlements of changes ??. All Work performed by Supplier's subcontractor(s) ?? shall be deemed Work performed by Supplier.

CHANGES - Company may at any time during the progress of the Work require additions to or alterations or deductions or deviations (all hereinafter referred to as a "Change") from the Work called for by the specifications, drawings and samples. No Change shall be considered as an addition or alteration to or deduction or deviation from the Work called for by the specifications, drawings and samples nor shall Supplier be entitled to any compensation for work done pursuant to or in contemplation of a Change, unless made pursuant to a written Change Order issued by Company. Within ten (10) days after a request for a Change, Supplier shall submit a proposal to Company which includes any increases or decreases in Supplier's costs or changes in a delivery or Work schedule necessitated by the Change. Company shall, within ten (10) days of receipt of the proposal, other (i) accept the proposal in which event Company shall issue a written Change Order ordering Supplier to perform the Change or
(ii) advise Supplier not to perform the Change in which event Supplier shall proceed with the original Work.

CHOICE OF LAW - The construction interpretation and performance of this Agreement and all transactions under it shall be governed by the Laws of the State of New Jersey excluding its choice of laws rules and including the Convention for the International Sale of Goods. The parties agree that the provision of the New Jersey Uniform Commercial Code apply to this Agreement and all transactions under it, including agreements and transactions relating to the furnishing of services, the lease or rental of equipment or material, and ??? of software. Supplier agrees to submit to the jurisdiction of any court wherein an action is commenced against Company based on a claim for which Supplier has agreed to indemnify Company under this agreement.

COMPLIANCE WITH LAWS - Supplier and all persons furnished by Supplier shall comply at their own expense with all applicable federal, state, local and foreign laws, ordinances, regulations and codes, including those relating to the use of chlorofluorocarbons, and including the identification and procurement of required permits, certificates, licenses, insurance, approvals and inspections in performance under this Agreement. Supplier agrees to indemnify, defend (at Company's request) and save harmless Company, its affiliates, and their customers and each of their officers, directors and employees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties and expenses (including reasonable attorney's fees) that arise out of or result from any failure to do so.

ENTIRE AGREEMENT - This Agreement shall incorporate the typed or written provisions on Company's orders issued pursuant to this Agreement and shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement and the order(s) and shall not be modified or rescinded, except by a writing signed by Supplier and Company. All references in these terms and conditions to this Agreement or to Work, services, material, equipment, products, software or information furnished under, in performance of, pursuant to, or in contemplation of, this Agreement shall also apply to any orders issued pursuant to this Agreement. Printed provisions on the reverse side of Company's orders (except as specified otherwise in this Agreement) and all provisions on Supplier's forms shall be deemed deleted. Additional or different terms inserted in this Agreement by Supplier, or deletions thereto, whether by alterations, addends, or otherwise, shall be of no force and effect, unless expressly consented to by Company in writing. Estimates or forecasts furnished by Company shall not constitute commitments. The provisions of this Agreement supersede all contemporaneous oral agreements and all prior oral and written quotations, communications, agreements and understandings of the parties with respect to the subject matter of this Agreement. The term "Work" as used in this Agreement may also be referred to as "services".

     FORCE MAJEURE - Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, explosion, war, strike, embargo, government requirement, civil or military authority, act of God, or other similar causes beyond its control and without the fault or negligence of the delayed or nonperforming party or its subcontractors ("force majeure conditions"). Notwithstanding the foregoing, Supplier's liability for loss or damage to Company's material in supplier's possession or control shall not be modified by this clause. If any force majeure condition occurs, the party delayed or unable to perform shall give immediate notice to the other party, stating the nature of the force majeure condition and any action being taken to avoid or minimize its effect. The party affected by the other's delay or inability to perform may elect to: (1) suspend this Agreement or an order for the duration of be force majeure condition and (i) at its option buy, sell, obtain or furnish elsewhere material or services to be bought, sold, obtained or furnished under this Agreement or an order (unless such sale or furnishing is prohibited under this Agreement) and deduct from any commitment the quantity bought, sold, obtained or furnished or for which commitments have been made elsewhere and (ii) once the force majeure condition ceases, assume performance under this Agreement or an order with an option in the affected party to extend the period of this Agreement or order up to the length of time the force majeure condition endured and/or (2) when the delay or nonperformance continues for a period of at least fifteen (15) days, terminate at no charge, this Agreement or an order or the part of it relating to material not already shipped, or services not already performed. Unless written notice is given within forty-five (45) days after the affected party is notified of the force majeure condition, (i) shall be deemed selected.

GOVERNMENT CONTRACT PROVISIONS - The following provisions regarding equal opportunity, and all applicable laws, rules, regulations and executive orders specifically related thereto, including applicable provisions and clauses from the Federal Acquisition Regulation and all supplements thereto are incorporated in this Agreement as they apply to work performed under specific U.S. Government contracts: 41 CFR 60-1.4, Equal Opportunity; 41 CFR 60-1.7, Reports and Other Required Information; 41 CFR 60-1.6, Segregated Facilities; 41 CFR 60-250.4, Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era (if in excess of $10,000); and 41 CFR 60-741.4, Affirmative Action for Disabled Workers (if in excess of $2,500), wherein the terms "contractor" and "subcontractor" shall mean "Supplier". In addition, orders placed under this Agreement containing a notation that the material or service are intended for use under Government Contracts shall be subject to such other Government provision printed, typed or written thereon, or on the reverse side thereof, or in attachments thereto.

IDENTIFICATION - Supplier shall not, without Company's prior written consent, engage in advertising, promotion or publicity related to this Agreement, or make public use of any identification in any circumstances related to this Agreement. "Identification" means any copy or semblance of any trade name, trademark, service mark, insignia, symbol, logo, or any other product, service or organization designation, or any specification or drawing of AT&T or its affiliates, or evidence of inspection by or for any of them. Supplier shall remove or obliterate any Identification prior to any use or disposition of any material rejected or not purchased by Company, and, shall indemnify, defend (at Company's request) and save harmless AT&T and its affiliates and each of their officers, directors and employees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties and expenses (including reasonable attorneys' fees) arising out of Supplier's failure to so remove or obliterate.

IMPLEADER - Supplier shall not implead or bring an action against Company or its customers or the employees of either based on any claim by any person for personal injury or death to an employee of Company or its customers occurring in the course or scope of employment and that arises out of material or services furnished under this Agreement.

INDEMNITY - All persons furnished by Supplier shall be considered solely Supplier's employees or agents, and Supplier shall be responsible for payment of all unemployment, social security and other payroll taxes, including contributions when required by law. Supplier agrees to indemnify and save harmless Company, its affiliates, its and their customers and each of their officers, directors, employees, successors and assigns (all hereinafter referred to in this clause as "Company") from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties and expenses (including reasonable attorney's fees) that arise out of or result from: (1) injuries or death to persons or damage to property, including theft, in any way arising out of or occasioned by, caused or alleged to have been caused by or on account of the performance of the Work or ?? performed by Supplier or persons furnished by Supplier; (2) assertions under Workers' Compensation ??? under acts made by persons furnished by Supplier or by any subcontractor or by reason of any injuries and to those persons for which company would be responsible under Workers' Compensation or similar acts if the persons were employed by Company;
(3) any failure on the part of Supplier to satisfy all claims for labor, equipment, materials and other obligations relating directly or indirectly to the performance of the Work; or (4) any failure by Supplier to perform Supplier's obligations under this clause of the INSURANCE clause. Supplier agrees to defend Company, at Company's request, against any such claim, demand or suit. Company agrees to notify Supplier within a reasonable time of any written claims or demands against Company for which Supplier is responsible under this clause.

INFRINGEMENT - Supplier shall indemnify and save harmless Company, its affiliates, its and their customers and each of their officers, directors, employees, successors and assigns (all hereinafter referred to in this clause as "Company") from and against any losses, damages, liabilities, fines, penalties, and expenses (including reasonable attorneys' fees) that arise out of or result from any proved or unproved claim (1) of infringement ????? or any other proprietary or personal interest, and (2) related by circumstances to the existence of this Agreement or performance under or in contemplation of it (an Infringement Claim). If the Infringement Claim arises solely from Supplier's adherence to Company's written instructions regarding services or tangible or intangible goods provided by Supplier (Items) and if the Items are not (1) commercial items available on the market or the ??? as such items, or (2) items of Supplier's designated origin, design or selection Company shall indemnify Supplier. Company or Supplier (at Company's request) shall defend or settle at its own expense any demand, action or suit on any Infringement Claim against the other for which it is indemnified under the proceeding provision and each shall timely notify the other of any assertion against it of any Infringement Claim and shall cooperate in good faith with the other to facilitate the defense of any such Claim.

INSPECTION - Company Representatives shall at all times have access to the Work for the purpose of inspection or a Quality Review and Supplier shall provide safe and proper facilities for such purpose.

INSURANCE - Supplier shall maintain and cause Supplier's subcontractors to maintain during the term Agreement (1) Workers' Compensation insurance as prescribed by the law of the state or nation in which Work is performed; (2) employer's liability insurance with limits of at least $300,000 for each occurrence; (3) comprehensive automobile liability insurance, if the use of motor vehicles is required, with limits of ??? $1,000,000 combined single limit for bodily injury and property damage for each occurrence; (4) Commercial General Liability ("CGL") insurance, including Blanket Contractual Liability and Broad Form Property Coverage with limits of at least $1,000,000 combined single limit for bodily injury and property damage for each occurrence; and (5) if the furnishing to Company (by sale or otherwise) of products or material is ??? CGL insurance endorsed to include products liability and completed operations coverage in the amount of $5,000,000 for each occurrence. All CGL and automobile liability insurance shall designate AT&T Corp. and its affiliates, and each of their officers, directors and employees (all hereinafter referred to in this clause as "Company") as an additional insured. All such insurance must be primary and required to respond and ?? prior to any other available coverage. Supplier agrees that Supplier, Supplier's insurer(s) and anyone claiming by, through, under, or in Supplier's behalf shall have no claim, right of action or right of subrogation against Company and its customers based on any loss or liability insured against under the foregoing insurance Supplier and Supplier's subcontractors shall furnish, prior to the start of Work, certificates or adequate proof of the foregoing insurance including, if specifically requested by Company, copies of the endorsements of insurance policies. Company shall be notified in writing at least thirty (30) days prior to cancellation of a change in the policy.

INVOICING - Supplier's invoices shall be rendered upon completion of the Work or at other times as expressly provided for in this Agreement or order; and shall be payable when the Work has been performed to the satisfaction of Company. Supplier shall mail invoices with copies of any supporting documentation required by Company to the address shown on this Agreement or order. The Work shall be delivered free from all claims, liens, and charges whatsoever. Company reserves the right to require before making payment that all parties furnishing labor and materials for the Work have been paid.

PAYMENT TERMS - Unless payment terms more favorable to Company appear on Supplier's invoice, and Company elects to pay on such terms, invoices shall be paid in accordance with the terms stated in the Agreement, and due dates for payment of invoices shall be computed from the date of receipt of invoice by Company.

RELEASES VOID - Neither party shall require (i) waivers or releases of any personal rights or (ii) execute documents which conflict with the terms of this Agreement from employees, representatives or customers the other in connection with visits to its premises and both parties agree that no such releases, waivers or documents shall be pleaded by them or third persons in any action or proceeding.

RIGHT OF ENTRY AND PLANT RULES - Each party shall have the right to enter the premises of the party during normal business hours with respect to the performance of this Agreement, subject to all rules and regulations security regulations and procedures and U.S. Government clearance requirement applicable. Supplier shall become acquainted with conditions governing the delivery, receipt and storage of materials at the site of the Work so that Supplier will not interfere with Company's operations. Storage ?? will not necessarily be provided adjacent to the site of the Work. Therefore, Supplier shall be expected to select, uncrate, remove and transport materials from the storage areas provided. Company is not responsible for the safekeeping of Supplier's property on company premises. Supplier shall not stop, delay or interfere with Company's work schedule without the prior approval of Company's Representative. Supplier shall provide and maintain sufficient covering and take any other precautions necessary to protect Company's lot, equipment and other property from damage due to Supplier's performance of this Work.

SUPPLIER'S INFORMATION - Supplier shall not provide under, or have provided in contemplation of, its Agreement any idea, data, program, technical, business or other intangible information, however conveyed, or any document, print, tapes, disk, semiconductor memory or other information conveying tangible ?? unless Supplier has the right to do so, and Supplier shall not view any of the foregoing as confidential or proprietary.

SURVIVAL OF OBLIGATIONS - The obligations of the parties under this Agreement, which by their nature would continue beyond the termination, cancellation or expiration of this Agreement, including by way of illustration only and not limitation, those in the clauses COMPLIANCE WITH LAWS, IDENTIFICATION, IMPLEADER, INDEMNITY, INFRINGEMENT, INSURANCE, RELEASES VOID, USE OF INFORMATION OR WARRANTY, shall survive termination, cancellation or expiration of this Agreement.

TAXES - Company shall reimburse Supplier only for the following tax payments with respect to transactions under this Agreement unless Company advises Supplier that an exemption applies: state and local or use taxes, as applicable. Taxes payable by Company shall be billed as separate items on Supplier's invoice and shall not be included in Supplier's prices. Company shall have the right to have Supplier contest any taxes that Company deems improperly levied at Company's expense and subject to Company's direction and control.

TERMINATION - Company may at any time terminate this Agreement or an order in whole or in part by written notice to Supplier. In such case, Company's liability shall be limited to payment of the amount due for Work performed up to and including the date of termination (which amount shall be substantiated with proof satisfactory to Company), and no further Work will be rendered by Supplier. Such payment shall constitute full and complete discharge of Company's obligations. In no event shall Company's liability exceed the price for the Work being terminated.

TOOLS AND EQUIPMENT - Unless otherwise specifically provided in this Agreement, Supplier shall provide all labor, tools and equipment (the "tools") for performance of this Agreement. Should Supplier actually use any tools owned or rented by Company or its customer, Supplier acknowledges that Supplier accepts the term "as is, where is," that neither Company nor its customer have any responsibility for the condition or state of repair of the tools and that Supplier shall have risk of loss and damage to such tools. Supplier agrees not to remove the tools from Company's or its customer's premises and to return the tools to Company or its customer upon completion of use, or at such earlier time as Company or its customer may request in the same condition as when received by Supplier, reasonable wear and tear excluded.

USE OF INFORMATION - Supplier shall view as Company's property any idea, data, program, technology, business or other intangible information, however, conveyed, and any document print, tape, disk, tool or other tangible information conveying or performance aiding article owned or controlled by Company and provided to, or acquired by, Supplier under or in contemplation of this Agreement (information). Supplier shall at no charge to Company, and as Company directs, destroy or surrender to Company promptly at its request ?? such article or any copy of such information. Supplier shall keep information confidential and use it only for or performing under this Agreement and obligate its employees, subcontractors and others working for it to do so, provided that the foregoing shall not apply to information previously known to Supplier ??? ?? obligation made public through no fault imputable to Supplier.

WAIVER - The failure of either party at any time to enforce any right or remedy advisable to it under Agreement or otherwise with respect to any breach or failure by the other party shall not be construed to be a waiver of such right or remedy with respect to any other breach or failure by the other party.

WARRANTY - Supplier warrants to Company and its customers that material furnished will be new merchandisable, free from defects in design, material and workmanship and will conform to and perform in accordance with the specifications, drawings and samples. These warranties extend to the future performance of the material and shall continue for the longer of (a) the warranty period applicable to Company's sales to customers of the material or of products which incorporate the material, (b) one year after the material accepted by Company or (c) such greater period as may be specified elsewhere in this Agreement. Supplier also warrants to Company and its customers that services will be performed in a first class, workmanlike manner. In addition, if material furnished contains one or more manufacturers' warranties, Supplier hereafter assigns such warranties to Company and its customers. All warranties that survive inspection, acceptance and payment. Material or services not meeting the warranties will be, at Company's option, returned, refund, repaired, replaced or reperformed by Supplier at no cost to Company or its customer and with transportation costs and risk or loss and damage in transit borne by Supplier. Repaired and replacement materials shall be warranted as set forth above in this clause.

WORK DONE BY OTHERS - If any part of the Work is dependent upon work done by others, Supplier shall inspect and promptly report to Company's Representative any defect that renders such other ?? for Supplier's proper performance. Supplier's silence shall constitute approval of such other work as ??????

Company's Representative to examine and audit these records and all supporting records at all reasonable times. Audits shall be made not later than (a) three
(3) calendar year(s) after the final delivery date of material ordered or completion of services rendered or (b) three (3) calendar year(s) after expiration date of this Agreement, whichever comes later.

INVOICING

The clause INVOICING printed on the reverse side of page one of this Agreement is amended to include the following:

Contractor's invoice shall be rendered in accordance with the clause COMPENSATION contained herein, shall reference Agreement No. LF9D14D, and shall be payable when the Work has been performed to the satisfaction of Company's Representative.

Contractor shall submit an original and duplicate copy to:

                  Rob Mayer
                  AT&T Corp.
                  290 Davidson Avenue, Rm. E3B095
                  Somerset, NJ 08875

LIMIT OF EXPENDITURE

The maximum expenditure against this Agreement shall not exceed One Million Dollars ($1,000,000.00).

Notwithstanding any other provisions in this Agreement, the total amount payable by Company for the Work shall be determined by applying the stated rate of compensation to the Work actually performed by Contractor. Contractor shall not render Work and Company shall not be required to pay for Work in excess of the amount stipulated in this Agreement, unless Contractor has first secured an amendment to this Agreement authorizing the increased expenditure.

MEDIATION

If a dispute arises out of or relates to this Agreement, or its breach, and the parties have not been successful in resolving such dispute through negotiation, the parties agree to attempt to resolve the dispute through mediation by submitting the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to mediation by the American Arbitration Association ("AAA"). Each party shall bear its own expenses and an equal share of the expenses of the mediator and the fees of the AAA. The parties, their representatives, other participants and the mediator shall hold the existence, content and result of the mediation in confidence. If such dispute is not resolved by such mediation, the parties shall have the right to resort to any remedies permitted by law. All defenses based on passage of time shall be tolled pending the termination of the mediation. Nothing in this clause shall be construed to preclude any party from seeking injunctive relief in order to protect its rights pending mediation. A request by a party to a court for such injunctive relief shall not be deemed a waiver of the obligation to mediate.

NONEXCLUSIVE MARKET RIGHTS

It is expressly understood and agreed that this Agreement neither grants to Contractor an exclusive right or privilege to sell to Company any or all material or services of the type described in this Agreement which Company may require, nor requires the purchase of any material or services from Contractor by Company. It is, therefore, understood that Company may contract with other Contractors for the procurement of comparable material or services. In addition, Company shall at its sole discretion, decide the extent to which Company will market, advertise, promote, support, or otherwise assist in further offerings of the material or services.

NOTICES

Any notice or demand which under the terms of this Agreement or under any statute must or may be given or made by Contractor or Company shall be in writing and shall be given or made by telegram, tested telex, confirmed facsimile, or similar communication or by certified or registered mail addressed to the respective parties as follows:

To Company:           Maggie Agront
                      AT&T Corp.
                      Room 3B28
                      100 Southgate Parkway
                      Morristown, NJ 07960

To Contractor:        Don Cameron
                      Interactive Telesis, Inc.
                      535 Encinitas Blvd., Suite 116
                      Encinitas, CA 92024

Such notice or demand shall be deemed to have been given or made when sent by telegram, telex, or facsimile, or other communication or when deposited, postage prepaid in the U.S. mail.

The above addresses may be changed at any time by giving prior written notice as above provided.

ORDERLY TRANSITION

In the event of expiration or termination of this Agreement, in whole or in part, wherein all or some portion of the work will be performed by Company itself or elsewhere, Contractor agrees to provide its full cooperation in the orderly transition of the work to Company or elsewhere, including, but not necessarily limited to packing and preparing for shipment any materials or other inventory to be transferred, provision of reports, files and similar media necessary for continuation of the work transferred, continuation of work at reducing levels if necessary during a transition period and at reduced levels if work is transferred in part. Prices for additional work such a packing and preparation for shipment, and revision of prices resulting from revised volumes, if necessary, shall be proposed by Contractor and shall be mutually agreed upon by the parties.

RELATIONSHIP

Contractor shall exercise full control and direction over the employees of Contractor performing the Work covered by this Agreement. Any changes in personnel that may be reasonably requested by Company through its authorized representative shall be made as soon as reasonably possible.

Neither Contractor nor its employees or agents shall be deemed to be Company's employees or agents. It is understood that Contractor is an independent contractor for all purposes and at all times. Contractor is wholly responsible for withholding and payment of all applicable federal, state and local income and other payroll taxes with respect to its employees, including contributions from them as required by law.

REPRESENTATIVES

Company's Technical Representative is Robert Mayer (908-805-2738) Company's Agreement Representative is Maggie Agront (201-898-8921) or such other person as may be designated in writing by Company from time to time. Contractor's Representative is Don Cameron or such other person as may be designated in writing by Contractor from time to time.

SEVERABILITY

If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire agreement, but rather the entire agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of Contractor and Company shall be construed and enforced accordingly.

TITLE TO WORK PRODUCTS

All right, title and interest in and to all tangible and intangible work and work products developed or produced under this Agreement by or on behalf of Contractor for Company, whether comprising or incorporated in specifications, drawings, sketches, models, samples, data, computer programs, reports, documentation or other technical or business information, and all right, title and interest in and to patents, copyrights, trade secrets, trademarks and other intellectual property derived from such work and work products are hereby assigned by Contractor to Company and are hereby agreed by Contractor to be transferred to Company or otherwise vested therein, effective when first capable of being so assigned, transferred or vested. Contractor shall obligate its employees, subcontractors and others to provide, and shall supply to Company at no extra cost, all such assignments, rights and covenants as Company deems appropriate to assure and perfect such transfer or other vesting. All work and work products shall be provided to Company as required herein or on termination or completion of this Agreement, whichever is earlier, unless Contractor is requested in writing to do otherwise. All such work and work products shall be considered and arranged to be a "work made for hire" to the extent allowed by law.

The work and work products developed or produced under this Agreement shall be the original work of Contractor, unless Company's Technical Representative has consented in writing to the inclusion of work or work products owned or copyrighted by others (hereafter "included works"). In requesting such consent, Contractor shall notify Company of the scope of the rights and permissions Contractor intends to obtain for

Company with respect to such included works and modify the scope of same as requested by Company. Copies of all rights and permissions, clearly identifying the included works to which they apply, shall be supplied to Company promptly after their acquisition.

Company shall not acquire title hereunder to any intangible work or work products preexisting execution of this Agreement and not developed or produced in anticipation hereof.

Contractor agrees, for itself and its affiliates, not to assert patents and copyrights owned or controlled by Contractor or any parent thereof or subsidiary of either against Company, its affiliates, and its or their direct or indirect customers, in connection with any work product or other subject matter directly or indirectly derived from work done hereunder.

IN WITNESS WHEREOF, Contractor and Company have executed this Agreement in duplicate on the day and year below written.


      INTERACTIVE TELESIS, INC.                 AT&T CORP.


By:                                       By:
   ----------------------------------        ----------------------------------
              (Signature)                               (Signature)

                                                Maggie M. Agront
                                                Contract Specialist

-------------------------------------     -------------------------------------
   (Name & Title Typed or Printed)           (Name & Title Typed or Printed)


-------------------------------------     -------------------------------------
                (Date)                                     (Date)